Exhibit 99.1

Horizon Technology Finance Announces Second Quarter 2014

Financial Results

Implements Major Initiatives to Benefit Shareholders

FARMINGTON, Conn., August 5, 2014 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity-backed development-stage companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Highlights

•	Filed a Management Assessment Questionnaire with the Small Business Administration as the first step in the Small Business Investment Company (“SBIC”) license process
•	Amended investment management agreement to eliminate management fees on cash and to implement a fee cap and deferral mechanism on certain incentive fees effective July 1, 2014
•	Terminated and prepaid term loan credit facility with Fortress Credit Co LLC (“Term Loan Facility”)
•	Achieved a dollar-weighted average annualized portfolio yield of 16.4%
•	Earned core net investment income of $2.9 million, or $0.30 per share
•	Earned net investment income of $1.8 million, or $0.19 per share
•	Increased net assets from operations by $2.4 million, or $0.25 per share
•	Experienced six liquidity events
•	Held warrants and equity in 11 public companies with an aggregate fair value of $3.6 million as of June 30, 2014
•	Investment portfolio, at fair value, was $219.3 million as of June 30, 2014
•	Net asset value equaled $136.9 million, or $14.23 per share, as of June 30, 2014
•	Total liquidity was $45.9 million as of June 30, 2014
•	Asset coverage for borrowed amounts was 227% as of June 30, 2014
•	Closed new loan commitments totaling $27.5 million
•	Funded $25.5 million in venture loans with 96% of the loans priced at floating interest rates
•	Unfunded loan approvals and commitments totaled $9.0 million with 100% priced at floating interest rates as of June 30, 2014
•	Declared dividends of $0.115 per share payable in each of October, November and December 2014, increasing cumulative declared dividends to $5.96 per share since going public in October 2010

“Our core operating results for the second quarter were positively impacted by improving credit quality and profitable liquidity events,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We have consistently been able to redeploy the capital from liquidity events into new loans at on-boarding yields consistent with our existing high yielding loan portfolio.”

Mr. Pomeroy continued, “In addition to the impacts on our portfolio, we recently completed several strategic initiatives. In June, Horizon terminated its Term Loan Facility which we believe will result in future interest expense reduction. In July, Horizon filed a Management Assessment Questionnaire with the Small Business Administration as the first step in the SBIC license process. And in August, in order to better align compensation of the Company’s investment advisor with returns to the Company’s shareholders, the Company and its investment advisor amended their investment management agreement to eliminate base management fees on cash and cash equivalents and to implement a fee cap and deferral mechanism on certain incentive fees. We expect that all of these developments will have a positive impact on future returns to our shareholders.”

Operating Results

Total investment income was $8.7 million for the three months ended June 30, 2014, as compared to $8.8 million for the three months ended June 30, 2013. The year-over-year decrease in total investment income is due to lower interest income on investments resulting from the lower average size of the loan portfolio, partially offset by higher fee income. For both the six months ended June 30, 2014 and 2013, total investment income was $16.2 million.

The Company’s dollar-weighted average annualized portfolio yield on average loans for the three months ended June 30, 2014 and 2013 was 16.4% and 14.5%, respectively. The Company’s dollar-weighted average annualized portfolio yield on average loans for the six months ended June 30, 2014 and 2013 was 15.0% and 13.7%, respectively. Horizon calculates the yield on dollar-weighted average debt investments for any period measured as (1) total investment income during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period.

Total expenses for the three months ended June 30, 2014 were $6.8 million, as compared to $5.1 million for the three months ended June 30, 2013. Interest expense increased year-over-year primarily due to the acceleration of $1.1 million of unamortized debt issuance costs, a non-cash item, and a $0.8 million prepayment fee related to the termination of the Term Loan Facility. Primarily as a result of these one-time costs, Horizon did not incur a performance based incentive fee for the three months ended June 30, 2014. This compares to a performance based incentive fee for the three months ended June 30, 2013 of $0.9 million. Base management fee expense also decreased year-over-year due in part to the waiver of the second quarter 2014 base management fee on the Company’s cash balances. Professional fees increased year-over-year primarily due to increased legal fees and other costs associated with certain non-accrual investments and other assets. Total expenses for the six months ended June 30, 2014 were $11.8 million, as compared to $9.7 million for the six months ended June 30, 2013.

Net investment income for the three months ended June 30, 2014 was $1.8 million, or $0.19 per share, as compared to net investment income of $3.6 million, or $0.38 per share, for the three months ended June 30, 2013. For the six months ended June 30, 2014 and 2013, net investment income was $4.3 million, or $0.45 per share, and $6.4 million, or $0.67 per share, respectively. Excluding the non-recurring interest expense charge of $1.9 million related to the termination of the Term Loan Facility and related impact on the performance based incentive fee, Horizon’s adjusted net investment income for the three and six months ended June 30, 2014 was $2.9 million, or $0.30 per share, and $5.4 million, or $0.56 per share, respectively.

For the three months ended June 30, 2014 and 2013, the net realized loss on investments was $0.6 million, or $0.07 per share and $0.1 million, or $0.01 per share, respectively. For the six months ended June 30, 2014 and 2013, the net realized loss on investments was $6.5 million, or $0.68 per share and $0.3 million, or $0.03 per share, respectively.

For the three months ended June 30, 2014, the net unrealized appreciation on investments was $1.2 million, or $0.13 per share, as compared to net unrealized depreciation on investments of $2.4 million, or $0.25 per share, for the three months ended June 30, 2013. For the six months ended June 30, 2014, the net unrealized appreciation on investments was $9.8 million, or $1.01 per share, as compared to net unrealized depreciation on investments of $2.0 million, or $0.21 per share, for the six months ended June 30, 2013.

Portfolio Summary and Investment Activity

As of June 30, 2014, the Company’s debt portfolio consisted of 49 secured loans with an aggregate fair value of $209.2 million. In addition, the Company’s total warrant and equity investments in 79 portfolio companies had an aggregate fair value of $9.7 million as of June 30, 2014. Total portfolio investment activity as of and for the three and six months ended June 30, 2014 and 2013 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Beginning portfolio	$228,560	$247,781	$221,284	$228,613
New loan funding	26,052	29,143	43,978	57,643
Principal payments received on investments	(9,860)	(8,695)	(21,633)	(18,657)
Early pay-offs and recoveries	(25,856)	(19,278)	(25,856)	(19,278)
Accretion of loan fees	657	753	1,063	1,301
New loan fees	(325)	(368)	(505)	(688)
New equity	12	—	12	73
Sale of investments	(610)	(39)	(1,330)	(39)
Net realized loss on investments	(632)	(45)	(7,545)	(62)
Net unrealized appreciation (depreciation) on investments	1,297	(2,391)	9,827	(1,972)
Other	—	—	—	(73)
Ending Portfolio	$219,295	$246,861	$219,295	$246,861

Net Asset Value

At June 30, 2014, the Company’s net assets were $136.9 million, or $14.23 per share, as compared to $142.7 million, or $14.89 per share, as of June 30, 2013, and $137.8 million, or $14.32 per share, as of March 31, 2014.

For the three months ended June 30, 2014 and 2013, the net increase in net assets resulting from operations was $2.4 million, or $0.25 per share, and $1.1 million, or $0.12 per share, respectively. For the six months ended June 30, 2014 and 2013, the net increase in net assets resulting from operations was $7.6 million, or $0.78 per share, and $4.1 million, or $0.43 per share, respectively.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2014 and December 31, 2013:

	June 30, 2014		December 31, 2013
	Loans at Fair Value	Percentage of Loan Portfolio	Loans at Fair Value	Percentage of Loan Portfolio

Credit Rating
4	$30,767	14.7%	$30,385	14.2%
3	165,386	79.1	167,231	78.3
2	10,323	4.9	2,199	1.0
1	2,721	1.3	13,939	6.5
Total	$209,197	100.0%	$213,754	100.0%

As of June 30, 2014 and December 31, 2013, our loan portfolio had a weighted average credit rating of 3.1 and 3.0, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and while no loss is currently anticipated for a 2- rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and increased risk. As of June 30, 2014, there was one investment with an internal credit rating of 1, with a cost of $3.0 million and a fair value of $2.7 million. As of December 31, 2013, there were five investments with an internal credit rating of 1, with an aggregate cost of $23.2 million and an aggregate fair value of $13.9 million.

Liquidity Events

In April, Horizon successfully exited its investment in Xtreme Power, Inc. (“Xtreme”). In connection with the sale of substantially all of the assets of Xtreme, Horizon received cash proceeds of $9.9 million. Horizon applied $2.8 million of the proceeds to fully pay off the debtor-in-possession financing it provided to Xtreme in the first quarter of 2014 and applied the remaining $7.1 million of proceeds to fully pay off Xtreme’s venture loan balance, including fees and expenses.

In June, Horizon received cash proceeds of $2.2 million upon the bankruptcy sale of substantially all of the assets of Cereplast, Inc., which proceeds will be applied to costs and amounts owed under its venture loan.

In May, Aquion Energy, Inc. (“Aquion”) prepaid the outstanding principal balance of $7.5 million on its venture loan, plus interest, final payment and prepayment fee. Horizon continues to hold warrants in Aquion.

In June, Horizon received proceeds of approximately $401,000 pursuant to its exercise and sale of warrants in Enphase Energy, Inc. (NASDAQ: ENPH) (“Enphase"). Horizon received the warrants in connection with a venture loan facility of $12.0 million, which was originally made to Enphase in 2010 and was repaid in full in 2012.

In June, BOLT Solutions, Inc. (“BOLT”) prepaid the outstanding principal balance of $7.9 million on its venture loan, plus interest, final payment and prepayment fee. Horizon continues to hold warrants in BOLT.

In June, Kontera Technologies, Inc. (“Kontera”) was acquired by Amobee, Inc. In connection with the acquisition, Kontera prepaid the outstanding principal balance of $7.5 million on its venture loan, plus interest and fees, final payment and prepayment fee. Horizon also agreed to exchange the warrants it held in Kontera for a cash payment of approximately $200,000.

Liquidity and Capital Resources

As of June 30, 2014, the Company had $45.9 million in available liquidity, including cash and investments in money market funds totaling $15.9 million, and $30.0 million in funds available under existing credit facility commitments.

As of June 30, 2014, there was $10 million outstanding under the Company’s $50 million revolving credit facility with Key Equipment Finance, Inc., which contains an accordion feature allowing for an increase in the total loan commitment up to an aggregate commitment of $150 million. As of June 30, 2014, 90.7% of the Company’s total borrowings outstanding were at a fixed interest rate with 60.0% of the Company’s total borrowings outstanding fixed at an interest rate of 3.0%.

As of June 30, 2014, the Company’s debt to equity leverage ratio was 78.5% and the asset coverage for borrowed amounts was 227%.

As previously announced in June, the Company terminated its Term Loan Facility and prepaid all outstanding amounts due thereunder. The Company does not expect any ongoing obligations or expenses associated with the termination and prepayment of the Term Loan Facility. As a result of the termination and prepayment of the Term Loan Facility, commencing with the third quarter of 2014, the Company expects to reduce its quarterly interest expense by approximately $0.3 million, or $0.03 per share.

Monthly Distributions Declared in Second Quarter 2014

On August 1, 2014, the Company’s board of directors declared monthly distributions of $0.115 per share payable in October, November and December 2014. These monthly distributions, as set forth in the following table, total $0.345 per share:

Record Date	Payment Date	Amount Per Share
September 18, 2014	October 15, 2014	$0.115
October 20, 2014	November 17, 2014	$0.115
November 19, 2014	December 15, 2014	$0.115
	Total:	$0.345

After paying second quarter distributions of $0.345 per share and earning $0.19 per share for the second quarter, the Company’s undistributed spillover income carried over from 2013 is $0.42 per share. Spillover income includes any ordinary income and net capital gains from the preceding years that were not distributed during such years.

When declaring distributions, the Company’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, August 6, 2014 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 73855991.

A live webcast will be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through August 8, 2014. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 73855991. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. In addition, Horizon’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance	Investor Relations and Media Contact:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman
(860) 676-8653	(212) 477-8438
chris@horizontechfinance.com	lberman@igbir.com

Net Investment Income Reconciliation

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the three and six months ended June 30, 2014. The Company’s management believes that Core Net Investment Income for the three and six months ended June 30, 2014 is a useful financial measure because certain items related to the termination and prepayment of Horizon’s Term Loan Facility impact the comparability of reported net investment income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (“GAAP”). Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

For the three and six months ended June 30, 2014, core net investment income reconciles to reported net investment income as follows:

	For the Three Months Ended	For the Six Months Ended
($ in thousands, except per share data)	June 30, 2014	June 30, 2014

Net investment income	$1,836	$4,320
Plus one-time debt issuance costs	1,077	1,077
Plus one-time prepayment fee	750	750
Less performance based incentive fee (1)	(733)	(733)
Core net investment income	$2,930	$5,414

Core net investment income per common share	$0.30	$0.56

(1)	The performance based incentive fee represents the fee that would otherwise have been due to the Company’s investment advisor in the second quarter of 2014 if the Term Loan Facility had not been terminated.

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(In thousands, except share data)

	June 30, 2014	December 31, 2013
Assets
Non-affiliate investments at fair value (cost of $222,495 and $234,310, respectively)	$219,295	$221,284
Cash	6,268	25,341
Investments in money market funds	9,582	1,188
Restricted investments in money market funds	4,840	5,951
Interest receivable	5,732	4,240
Other assets	4,128	5,733
Total assets	$249,845	$263,737

Liabilities
Borrowings	$107,536	$122,343
Distributions payable	3,319	3,315
Base management fee payable	286	439
Incentive fee payable	—	852
Other accrued expenses	1,769	953
Total liabilities	112,910	127,902

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2014 and December 31, 2013	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 9,621,636 and 9,608,949 shares outstanding as of June 30, 2014 and December 31, 2013	10	10
Paid-in capital in excess of par	155,149	154,975
Accumulated (distributions in excess of) undistributed net investment income	(856)	1,463
Net unrealized depreciation on investments	(3,267)	(13,026)
Net realized loss on investments	(14,101)	(7,587)
Total net assets	136,935	135,835
Total liabilities and net assets	$249,845	$263,737
Net asset value per common share	$14.23	$14.14

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(In thousands, except share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Investment income
Interest income on non-affiliate investments	$7,747	$8,407	$14,928	$15,754
Fee income on non-affiliate investments	950	380	1,304	402
Total investment income	8,697	8,787	16,232	16,156
Expenses
Interest expense	3,760	1,924	5,831	3,697
Base management fee(1)	1,137	1,329	2,342	2,570
Performance based incentive fee(1)	—	900	406	1,593
Administrative fee	293	317	537	602
Professional fees	1,280	311	2,114	693
General and administrative	351	325	602	546
Total expenses	6,821	5,106	11,832	9,701
Net investment income before excise tax	1,876	3,681	4,400	6,455
Provision for excise tax	(40)	(80)	(80)	(80)
Net investment income	1,836	3,601	4,320	6,375

Net realized and unrealized gain (loss) on investments
Net realized loss on investments	(630)	(62)	(6,514)	(272)
Net unrealized appreciation (depreciation) on investments	1,229	(2,391)	9,759	(1,972)
Net realized and unrealized gain (loss) on investments	599	(2,453)	3,245	(2,244)

Net increase in net assets resulting from operations	$2,435	$1,148	$7,565	$4,131
Net investment income per common share	$0.19	$0.38	$0.45	$0.67
Net increase in net assets per common share	$0.25	$0.12	$0.78	$0.43
Distributions declared per share	$0.345	$0.345	$0.69	$0.69
Weighted average shares outstanding	9,620,027	9,578,421	9,616,930	9,574,626

(1)	During the three and six months ended June 30, 2014, the Company’s investment advisor waived $131 and $238 of base management fee, respectively. During the six months ended June 30, 2014, the Company’s investment advisor waived $107 of performance based incentive fee. Had these expenses not been waived, the base management fee for three and six months ended June 30, 2014 would have been $1,268 and $2,580, respectively. The performance based incentive fee for six months ended June 30, 2014 would have been $513.